Exhibit 3.1.2
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
FEDERATED DEPARTMENT STORES, INC.
The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That at a meeting of the Board of Directors of Federated Department Stores, Inc., on March 24, 2006, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Fourth” so that, as amended, said Article shall be and read as follows:
     FOURTH. Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 1,125,000,000 shares, consisting of 1,000,000,000 shares of Common Stock, par value $0.01 per share, and 125,000,000 shares of Preferred Stock, par value $0.01 per share
SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held on May 19, 2006, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 19 day of May 2006.

FEDERATED DEPARTMENT STORES, INC.

/s/ Dennis J. Broderick Dennis J. Broderick
Senior Vice President, General Counsel and Secretary